[CHASE MANHATTAN BANK LOGO]




THE CHASE MANHATTAN BANK                                   CHASE SECURITIES INC.
270 Park Avenue                                                  270 Park Avenue
New York, New York 10017                                New York, New York 10017

                                                  August 13, 1998

                        Rutherford-Moran Oil Corporation
                               Commitment Letter

Rutherford-Moran Oil Corporation
5 Greenway Plaza
Suite 220
Houston, Texas 77046

Attention: David Chavenson
           Vice President
           and Chief Financial Officer

Ladies and Gentlemen:

          You have advised Chase Manhattan Bank ("CHASE") and Chase Securities Inc. ("CSI") that Rutherford-Moran Oil Corporation, a Delaware corporation (the "BORROWER") desires to amend and restate its existing $150,000,000 revolving credit facilities (as so amended, the "FACILITIES") to, among other things, increase the aggregate principal amount thereof to up to $200,000,000. In that connection, you have requested that CSI agree to structure, arrange and syndicate the Facilities and that Chase commit to provide the entire principal amount of the Facilities and to serve as Administrative Agent for the Facilities.

          CSI is pleased to advise you that it is willing to act as exclusive advisor, arranger and book manager for the Facilities.

          Furthermore, Chase is pleased to advise you of its commitment to provide the entire amount of the Facilities upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "COMMITMENT LETTER") and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "TERM SHEET"). We intend to syndicate the Facilities to a group of financial institutions (together with Chase, the "LENDERS") identified by us in consultation with you. Chase shall be relieved of its obligation to provide the entire amount of the Facilities to the extent that the offers of Lenders other than Chase to provide any portion of the Facilities are accepted.

          CSI intends to commence syndication efforts promptly upon the execution of this Commitment Letter (but in any event within 30 days), and you agree actively to assist CSI in completing a syndication satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with CSI, of one or more meetings of prospective Lenders.

          It is agreed that Chase will act as the sole and exclusive Administrative Agent and Collateral Agent, and that CSI will act as the sole and exclusive advisor, arranger and book manager, for the Facilities, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet) will be paid in connection with the Facilities unless you and we shall so agree.

          CSI will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist CSI in its syndication efforts, you agree promptly to prepare and provide to CSI and Chase all information with respect to the Borrower and its subsidiaries and the other transactions contemplated hereby, including all financial information and projections (the "PROJECTIONS"), as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all information other than the Projections (the "INFORMATION") that has been or will be made available to Chase or CSI by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Chase or CSI by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof.

          As consideration for Chase's commitment hereunder and CSI's agreement to perform the services described herein, you agree to pay to Chase the non-refundable fees set forth in the Term Sheet.

          Chase's commitment hereunder and CSI's agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole, (b) our not becoming aware after the date hereof of any information or other matter affecting the Borrower and its subsidiaries or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof,
(c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair the syndication of the Facilities, (d) our satisfaction that prior to and during the syndication of the Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any affiliate thereof, (e) the negotiation, execution and delivery on or before September 29, 1998 of definitive documentation with respect to the Facilities satisfactory to Chase and its counsel ("Closing") and (f) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of Chase's commitment hereunder and of the Facilities are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of Chase, CSI and the Borrower.

     You agree (a) to indemnify and hold harmless Chase, CSI, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "INDEMNIFIED PERSON") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse Chase, CSI and their affiliates on demand for all out-of-pocket expenses (including, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheet and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facilities.

     You acknowledge that Chase and/or CSI may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described hereby and otherwise. Neither Chase nor CSI will use confidential information obtained from you by virtue of the transactions contemplated hereby or other relationships with you in connection with the performance by Chase or CSI of services for other companies, and neither Chase nor CSI will furnish any such information to other companies. You also acknowledge that neither Chase nor CSI has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies.

     This Commitment Letter shall not be assignable by you without the prior written consent of Chase and CSI (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, Chase and CSI. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter is the only agreement that has been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter or the Term Sheet nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except
(a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply after this Commitment Letter his been accepted by you.

     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to as executed counterparts hereof not later than 6:00 p.m., New York City time, on August 13, 1998. Chase's commitment and CSI's agreements herein will expire at such time in the event Chase has not received such executed counterparts in accordance with the immediately preceding sentence.

CONFIDENTIAL                                 RUTHERFORD-MORAN OIL CORPORATION
-----------------------------------------------------------------------------

                                    EXHIBIT A

This Summary of Terms and Conditions is for discussion purposes only. Any commitment to lend is subject to completion of The Chase Manhattan Bank's due diligence review and is further contingent upon formal approval by The Chase Manhattan Bank and the execution and delivery of mutually acceptable legal documentation. No commitment should be construed or implied herein until such notice of formal approval is conveyed in writing to the Borrower.


                        RUTHERFORD MORAN OIL CORPORATION
                    US$200,000,000 REVOLVING CREDIT FACILITY
                         SUMMARY OF TERMS AND CONDITIONS

FACILITY
AMOUNT:             US$200,000,000 Revolving Credit Facility (the "Facility").

BORROWER:           Rutherford-Moran Oil Corporation, a Delaware corporation
                    (the "Borrower").

GUARANTORS:         Rutherford-Moran Exploration Company, a Delaware
                    corporation ("RMEC"), Thai Romo Holdings, Inc., a Delaware corporation ("TRH"), and Thai Romo Limited, a subsidiary of the Borrower organized as a limited liability company under the laws of the Kingdom of Thailand ("Thai Romo").

ARRANGER:           Chase Securities Inc.("CSI")

AGENT:              The Chase Manhattan Bank, or its successor, as sole agent.

REVOLVING CREDIT
AND FINAL MATURITY: The Facility will be fully revolving with advances limited to the aggregate commitment amount. The final maturity of the Facility ("Final Maturity") will be December 31, 1999.

DRAWDOWNS:          Draws may be made in integral multiples of US$1,000,000.
                    Drawdown notices for the advance of funds will be supported by affirmations and bring-downs of representations and warranties.

SECURITY:           Security for the Facility will consist of perfected, first priority security Interests in the capital stock of RMEC and TRH, the holders of all but five qualifying shares of Thai
                    Romo and all of the capital stock of Thai Romo and the Borrower's indirect ownership interest in B8/32 Partners, Limited, other than the five qualifying shares.

AMENDMENT FEE:      1.0% of the Existing Facility Amount of US$150,000,000
                    shall be due and payable to the Agent upon Closing of the credit agreement.

TERMINATION
FEE: If at any time prior to September 29, 1998, the Company elects to terminate this commitment and repays all outstandings under the Existing Facility or does not close the Facility on or before September 29, 1998, a $1,500,000 Termination Fee shall be immediately due and payable to the Agent.

ARRANGEMENT FEE:    2.0% of the incremental US$50,000,000 shall be due and
                    payable to the Agent upon Closing of the credit agreement.


[CHASE LOGO]

CONFIDENTIAL                                    RUTHERFORD-MORAN OIL CORPORATION
________________________________________________________________________________

DRAWDOWN
FEE: 2.0% of the amount drawn above US$150,000,000 shall be payable to the Agent upon Funding.

COMMITMENT
FEE: O.50% of the unused Commitment will be payable quarterly in arrears.

THRESHOLD
AMOUNT: If, at any time after October 31, 1999, the aggregate principal amount of the Loans shall exceed the Threshold Amount at such time, the Borrower shall immediately prepay Loans in an amount equal to such excess.

COMMITMENT
REDUCTION:          The Borrower shall have the right at any time from time to time (a) so long as no loans are outstanding, to terminate the Commitment and (b) to reduce the aggregate unused amount of the Commitment to an amount not less than the aggregate principal amount of the loans outstanding.

INTEREST RATE:      The Borrower may elect loans under the Facility at the Base
                    Rate or the Eurodollar Rate. A Base Rate loan shall bear interest at a rate per annum equal to the higher of (a) the Federal Funds Rate plus .50% and (b) the Agent's Prime Rate for such day, plus a margin of 3.00%. A Eurodollar Rate loan shall bear interest at a reserve-adjusted Eurodollar Rate, plus a margin of 4.50%. Provided, however, that beginning
                    January 1, 1999, such margin shall increase by 100 basis points and by an additional 100 basis points quarterly thereafter.

                    Interest on Eurodollar loans and commitment fees shall be computed on the basis of a year of 360 days and actual days elapsed. Interest on Base Rate loans shall be computed on the basis of year of 365 or 366 days, as the case may be, and actual days elapsed.

EQUITY: Warrants representing 10% of the outstanding Common Shares of the Company shall be placed into escrow and earned by the Agent in accordance with the following schedule:


% of Common Shares so long as anything
remains outstanding under the Facility,              Date
---------------------------------------           ----------
                    1                             at Closing
                    1                             10/31/98
                    3                             11/30/98
                    5                             12/31/98


                    However, to the extent the Company has a signed Purchase and Sales Agreement with firm financing satisfactory to the Agent, all non-vested equity will be deferred and held in escrow. If the Company has not closed the Purchase and Sales Agreement by December 31, 1998, all deferred equity held in escrow shall vest to the Agent. If the Company closes the Purchase and Sales Agreement by December 31, 1998, then all deferred equity held in escrow will be returned to the Company.


[CHASE LOGO]
                                       2

CONFIDENTIAL                               RUTHERFORD-MORAN OIL CORPORATION
---------------------------------------------------------------------------


EXISTING
WARRANTS:           Existing warrants will be repriced to $10.50 per share.

INTEREST PERIODS
AND BORROWING
NOTICES: On Eurodollar loans interest periods of, 30, 60 and 90 days will be available, provided, however, that no interest period shall extend beyond Final Maturity. Borrowings of Base Rate loans shall require one business day notice, and borrowings of Eurodollar loans shall require three business days' notice.

REQUIRED
PREPAYMENTS:        If the aggregate amount outstanding under the Facility
                    exceeds the Commitment amount at any time the Borrower will be required to reduce outstandings immediately.

OPTIONAL
PREPAYMENTS:        The Borrower may elect to repay borrowings at any time
                    without penalty, except for Eurodollar loan breakage costs.

CUSTOMARY
LOAN
PROVISIONS:         The documentation pertaining to the Facility will contain
                    customary provisions for the Agent's and Lenders' benefit relating to yield protection; withholding and other tax protection, illegality, market disruption or unavailability of Eurodollar Rate funds (including a prime rate of interest to be used as the default rate until such disruption or unavailability ceases); general and special indemnities; capital adequacy protection; break funding protection; maintenance of margin; currency indemnities;
                    submission to jurisdiction of courts (federal and state) sitting in New York City; customary waivers of immunities and service of process; appointment of CT Corp. as process agent In New York City; recovery of enforcement and modification expenses; Eurodollar Rate setting provisions;
                    assignability/participation clauses in favor of the Agent and the Lenders; and failure to fund provisions.

REPRESENTATIONS
AND WARRANTIES:     Substantially the same as Existing Facility.

CONDITIONS
PRECEDENT:          Substantially the same as Existing Facility.

AFFIRMATIVE
COVENANTS.          Substantially the same as Existing Facility.

                    In addition, the Interest Coverage Ratio shall not be calculated until 3/31/99 and shall be amended as follows:
                    The Borrower will not permit the Interest Coverage Ratio to be less than (i) 1.25 to 1.0 as of the end of the fiscal quarter ending 3/31/99 (ii) 1.50 to 1.0 as of the end of the fiscal quarter ending 6/30/99 and (iii) 2.0 to 1.0 as of the end of any fiscal quarter thereafter.

NEGATIVE
COVENANTS:          Substantially the same as Existing Facility.

EVENTS OF
DEFAULT:            Substantially the same as Existing Facility.

[CHASE LOGO]

CONFIDENTIAL                                  RUTHERFORD-MORAN OIL CORPORATION
------------------------------------------------------------------------------

APPLICABLE
LAW: The credit agreement, notes and security instruments shall be governed by the laws of the State of New York.

OTHER: The Borrower shall be responsible for the fees of outside independent engineers in connection with their preparation of reports hereunder and the legal fees of Milbank, Tweed, Hadley & McCloy (and to the extent necessary, legal counsel in Thailand) incurred by the Agent and the Lenders in connection with the negotiation, structuring, documentation, administration or enforcement of the Facility, as supported by detailed statements for said fees. The foregoing fees are the sole obligation of the Borrower, whether or not the transaction is closed.



[CHASE LOGO]

     Chase and CSI are pleased to have been given the opportunity to assist you in connection with this financing.



                                   Very truly yours,


                                   THE CHASE MANHATTAN BANK



                                   By:  /s/ MARY JO WOODFORD
                                       ----------------------------
                                       Name: Mary Jo Woodford
                                       Title: Vice President



                                   CHASE SECURITIES INC.



                                   By:
                                       ----------------------------
                                       Name:
                                       Title:

Accepted and agreed to
as of the date first
written above by:

RUTHERFORD-MORAN OIL CORPORATION


By:  /s/ [ILLEGIBLE]
    --------------------------------
    Name:
    Title: VP

     Chase and CSI are pleased to have been given the opportunity to assist you in connection with this financing.


                                         Very truly yours,

                                         THE CHASE MANHATTAN BANK


                                         BY:
                                            --------------------------
                                            Name:
                                            Title:



                                         CHASE SECURITIES INC.


                                         By:    TOD C. BENTON
                                            --------------------------
                                            Name:    Tod C. Benton
                                            Title: Managing Director

Accepted and agreed to
as of the date first
written above by:

RUTHERFORD-MORAN OIL CORPORATION

By: [ Illegible]
   ------------------------
   Name:
   Title: VP

                                                                 REVISED 7/31/98

                     RUTHERFORD-MORAN INCENTIVE BONUS PLAN

                                   1. PURPOSE

     The purpose of this Plan is to continue the success of Rutherford-Moran Oil corporation (the "Company") for the benefit of the Company and its shareholders by encouraging and rewarding the continued employment of its officers and employees in light of the possible change in ownership of the Company and to reward such employees for prior and continued services to the Company. The Company believes that participation under this Plan will provide these employees an additional incentive to continue employment with the Company and to perform effectively.

                                 2. DEFINITIONS

     "AWARD" means an award made to a Participant under Section 6.

     "BOARD OF DIRECTORS" or "BOARD" means the Board of Directors of the Company.

     "CAUSE" means any of the following events:

          (a) an act or acts of personal dishonesty made by a Participant and intended to result in substantial personal enrichment of the Participant at the expense of the Company;

          (b) repeated violations by a Participant of a Participant's obligations under this Plan or under written policies of the Company which are demonstrably willful on a Participant's part, and for which said Participant has received more than one written warning that specifies each area of said Participant's violations;

          (c) a Participant's conviction or plea of nolo contendere or equivalent plea of a felony in a court of competent jurisdiction;

          (d) a Participant's use of illegal drugs as evidenced by a drug test authorized by the Company; or

          (e) a Participant's conviction or the entry of a plea of nolo contendere or equivalent plea in a court of competent jurisdiction of any crime or offense involving moral turpitude.

     "CHANGE OF CONTROL" means the occurrence of one or more of the following events:

          (a) Any "person" (other than the Company or a subsidiary thereof or any employee benefit plan thereof or any entity which is owned 50% or more by John A. Moran and/or Patrick R. Rutherford), including a "syndicate" or "group" as those terms are used in Section 13(d) of the Securities Exchange Act of 1934

     (the "Exchange Act"), is or becomes the "beneficial owner" (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding Stock; or

          (b) The Company is merged or consolidated or combined in any other manner with another corporation or entity and immediately after giving effect to the merger or consolidation either (i) less than 80% of the outstanding Stock of the surviving or resulting entity is then beneficially owned in the aggregate by (x) the stockholders of the Company immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the stockholders of the Company entitled to vote on such merger or consolidation, the stockholders of the Company as of such record date.

     "COMMITTEE" means the Compensation Committee of the Board of Directors, or any successor committee or members named by the Board of Directors.

     "PARTICIPANT" means an employee of the Company named in Section 5, who is eligible to participate in the Plan and who receives an Award under this Plan.

     "PLAN" means this Rutherford--Moran Incentive Bonus Plan, as amended from time to time.

     "STOCK" means the common stock of the Company, $.01 par value or, in the event the outstanding shares of common stock are later changed into or exchanged for a different class of stock or securities of the Company or another Corporation, that other stock or security.

                                    3. TERM

     This Plan and any Award issued hereunder shall be effective for one year from March 1, 1998, unless amended by the Committee.

                             4. PLAN ADMINISTRATION

     The Committee shall be responsible for administering this Plan. The Committee shall have full and exclusive discretionary power to construe all terms, provisions, conditions and limitations of this Plan, determine eligibility for Awards, and adopt such rules, regulations and guidelines for administering this Plan as the Committee may deem necessary or proper. Such power shall include, but not be limited to, selecting Award recipients and establishing terms and conditions of each Award, which need not be identical.

     The Committee may employ attorneys, consultants, accountants and other persons, and the Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions, calculations, or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to this Plan or Awards, and all members of the Committee shall be fully protected by the Company, to the fullest extent permitted by applicable law, in respect of any such action, determination or interpretation.

     The Committee, in exercising any power or authority granted under this Plan, or in making any determination under this Plan, shall perform or refrain from performing such acts using its sole discretion and judgment. Any decision made by the Committee, or any act taken by the Committee in good faith, shall be final and binding on all parties. The Committee's decision shall never be subject to de novo review.

     The Committee members shall serve without any additional compensation for their services under this Plan, but shall be reimbursed by the Company for all expenses properly and actually incurred in the performance of their duties under this Plan.

                                 5. ELIGIBILITY

     The following employees are eligible to participate in the Plan:

          Greg Nelson         Rick Parson         Kari Work
          Daven Chavenson     Greg Kirkland       Tommy Williams
          Don Charbula        Tom Rankin

     The Committee may delete an employee from this list and may add additional employees to this list. Eligible employees who are designated by the Committee to participate will receive an Award outlining the terms of the bonus payment which could become payable if the specified terms are satisfied.

                                   6. AWARDS

     A. BONUS POOL. An Award granted under this Plan shall be based on a Bonus Pool which is calculated as follows:

     (SP) x (TNS) x (FP) = Bonus Pool

     Where;

     (SP) equals the sales or exchange price per share of Stock in a transaction (sale, exchange, or merger) which constitutes a Change of Control; and

     (TNS) equals the total number of shares of Stock of the Company on the Change of Control date on a fully diluted basis, which includes all outstanding shares of Stock plus outstanding options to purchase shares of Stock; and

     (FP) equals the funding percentage used to calculate the Bonus Pool determined as follows:

       If the Sale/Exchange Price Is:           The Funding Percentage Is:
       -----------------------------            -------------------------
             Below $25.00                                0.434%
             $25.00 - $29.99                             0.463%
             $30.00 - $34.99                             0.499%
             $35.00 - $39.99                             0.524%
             $40.00 - $44.99                             0.543%
             $45.00 and above                            0.588%

     If a sale/exchange agreement for the Company is not executed on or before October 1, 1998, the Bonus Pool calculated under this Section 6.A. shall be increased by 15%.

     B. TERMS OF AN AWARD. The terms of each Award shall be set forth in an Award notice provided to each Participant. The Award notice will be substantially in the form attached as Exhibit A; provided that the Committee has discretion to modify each Award. Notwithstanding any other provision of this Plan, each employee entitled to receive a bonus payment under this Plan shall receive the greater of (1) the amount determined under Section 6.A. and the Award granted to the employee or (2) an amount equal to twice the employee's annualized base salary during the month preceding the month in which a Change of Control occurs, plus twice the amount of the employee's last annual bonus payment.

     C. TIME AND METHOD OF PAYMENT. The bonus payment is due and payable in cash as follows: (1) 50% of the bonus shall be paid at the Change of Control date, and (2) 50% of the bonus shall be paid within 180 days after the Change of Control date, subject to the provisions of Section 7.

                          7. TERMINATION OF EMPLOYMENT
                         PRIOR TO A BONUS BECOMING DUE

     If a Participant's employment with the Company and all its Subsidiaries is terminated for any reason other than death, disability, or without Cause at any time before a Change of Control occurs, he shall not be entitled to a bonus payment under this Plan. If a Participant's employment with the Company and all Subsidiaries is terminated at any time before a Change of Control occurs by reason of death or disability or without Cause, he shall be entitled to the bonus payment as provided in Section 6.C., provided that the 50% of the bonus described in Section 6.C.(2) shall be paid within 30 days of the Change of Control date. Except as provided herein, each Participant must be employed by the Company at the date of a Change of Control to be entitled to receive any bonus under this Plan.

     If a Participant's employment with the Company and all its Subsidiaries is terminated for any reason other than death or disability, by the Company without Cause, or by the Participant with Good Reason at any time between the Change of Control date and 180 days thereafter, he shall not be entitled to receive the remaining 50% of the bonus described in Section 6.C.(2). If a Participant's employment with the Company and all Subsidiaries is terminated by reason of death or disability, by the Company without Cause, or by the Participant with Good Reason at any time between the Change of Control date and 180 days thereafter, he shall be entitled to receive the remaining 50% of the bonus described in Section 6.C.(2) on the date specified or within 30 days of such termination of employment, if earlier.

     As used in this Plan, "Good Reason" shall mean: (A) any material change by the Company of the Participant's function, duties or responsibilities that would cause the Participant's position with the Company to become of less dignity, responsibility, importance or scope from the position held at the Change of Control date, (B) a reduction in the Participant's compensation or benefits, or (C) the Company requires the Participant to re-locate his/her primary office to a location that is greater than 50 miles from the location of the Company as of the Change of Control date.

     As used in this Plan, "Cause" shall mean (A) any material failure of the Participant, after written notice, to perform his/her normal duties when such failure shall have continued for 10 days after receipt of such notice, (B) commission of fraud by the Participant against the Company, its affiliates or customers, (C) conviction of the Participant of a felony offense or a crime involving moral turpitude.

     The fact that any Participant fails to qualify or be entitled to an Award under this Plan shall not increase the amount of any bonus amount paid to any other Participant.

                           8. NONALIENATION OF AWARD

     No Award, right or benefit under the Plan shall be assignable, alienable, saleable or otherwise transferable or pledged in any way, other than by will or the laws of descent and distribution.

                          9. AMENDMENT AND TERMINATION

     The Committee may modify or amend the Plan in its sole discretion. However, no amendment of this plan shall adversely affect any bonus which might be earned during the period for which a Participant has been issued an Award.

                              10. TAX WITHHOLDING

     The Company shall have the right to make appropriate deductions or require cash be withheld from any bonus payment under an Award, in each case in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law, or take such other action as may be necessary or appropriate to comply with any withholding obligations.

                            11. LIMITATION OF RIGHTS

     Nothing in this Plan shall be construed:

          a. to give any employee of the Company any right to be designated a Participant in the Plan or to receive an Award under this Plan;

          b. to give a Participant any right with respect to any benefit except in accordance with the terms of this Plan;

          c. to limit in any way the right of the Company to terminate a Participant's employment with the Company at any time;

          d. to evidence any agreement or understanding, expressed or implied, that the Company will employ a Participant in any particular position or for any particular remuneration; or

          e. to give a Participant or any other person claiming through him any interest or right under this Plan other than that of any unsecured general creditor of the Company.

                               12. GOVERNING LAW

     The validity, construction and effect of the Plan, and any actions taken or relating to the Plan, shall be determined in accordance with the laws of the State of Texas and applicable federal law.

                           13. SUCCESSORS AND ASSIGNS

     The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

                            14. FORFEITURE FOR CAUSE

     If the Committee finds, at any time before payment of an amount due under an Award, after full consideration of the facts presented on behalf of both the Company and a Participant or former Participant, that the Participant committed fraud, embezzlement, theft, commission of a felony, or proven dishonesty in the course of his employment by the Company, which damaged the Company, or disclosed trade secrets of the Company, the entire amount due under any Award which remains unpaid by the Company to the Participant and/or his Beneficiaries shall be forfeited. The decision of the Committee as to the actions of a former Participant and the damage done to the Company shall be final. No decision of the Committee shall affect the finality of the discharge of a Participant by the Company in any manner.